Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

FISCAL YEAR AND FOURTH QUARTER RESULTS

DALLAS, TX (May 5, 2011) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2011 and the fiscal fourth quarter ended March 31, 2011. Notable items for the fiscal year and quarter include:

•	Fiscal year 2011 revenues of $462.2 million

•	Fiscal year 2011 net earnings of $14.8 million, or $0.34 per diluted share

•	Net debt-to-total capitalization ratio of 38% compared to 40% a year ago

•	Fourth quarter revenues of $95.4 million

•	Fourth quarter net loss of $10.8 million, or $0.25 loss per diluted share

An extended plant shutdown for maintenance and inventory control at our Illinois cement facility, combined with an exceptionally harsh winter in the Midwest, increased our fourth quarter cement operating costs by approximately $5.0 million (after-tax $0.08 per share). Additionally, our fourth quarter results reflect $10.7 million (after-tax $0.17 per share) of non-operating expenses. Approximately $8.9 million of these non-operating expenses are associated with the write-off of deferred project costs as a result of our decision not to proceed with the Nevada Cement modernization. The remaining non-operating expenses include the write down of unused aggregates equipment at our Texas operation and other miscellaneous write downs.

Cement, Concrete and Aggregates

Fiscal 2011 operating earnings from Cement were $45.7 million, a decline of 21% compared to fiscal 2010. Revenues from Cement, including joint venture and intersegment sales, were $225.8 million for fiscal 2011, 1% lower than last year.

Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $40.6 million, 1% greater than the same quarter last year. Cement sales volumes for the quarter were 445,000 tons, 1% higher than the same quarter a year ago. The average net sales price for this quarter was $82.32 per ton, slightly higher than the same quarter last year. Operating earnings from Cement for the fourth quarter were $4.7 million, a 15% decline from the same quarter a year ago.

Fiscal 2011 operating earnings from Concrete and Aggregates were $0.8 million, a decrease of 57% compared to fiscal 2010. Revenues from Concrete and Aggregates were $43.7 million for fiscal 2011, 3% lower than last year.

Concrete and Aggregates reported an operating loss of $0.1 million for this quarter down from the $0.1 million operating profit for the same quarter last year, primarily due to lower net sales prices for both Concrete and Aggregates slightly offset by improved sales volumes.

Revenues from Concrete and Aggregates were $9.4 million for the quarter, 25% greater than the same quarter a year ago. Concrete sales volume increased 51% for the quarter to 122,000 cubic yards. The Concrete average net sales price for this quarter was $57.36 per cubic yard, 12% less than the same quarter a year ago. Aggregates sales volume of 466,000 tons for the quarter, was 19% greater than the quarter a year ago. Aggregates average net sales price for the quarter was $5.40 per ton, down 9% compared to last year’s fourth quarter.

Gypsum Wallboard and Paperboard

Fiscal 2011 operating earnings from Gypsum Wallboard and Paperboard were $13.3 million, a decrease of 18% compared to fiscal 2010. Revenues from Gypsum Wallboard and Paperboard were $271.7 million for fiscal 2011, 3% higher than last year’s revenues.

Gypsum Wallboard and Paperboard had a fourth quarter operating loss of $0.4 million compared to operating earnings of $1.1 million in the same quarter last year. Lower net wallboard sales prices and higher recycled fiber costs were the primary drivers of the quarterly earnings decline.

Gypsum Wallboard and Paperboard revenues for the fourth quarter totaled $64.8 million, a 3% decrease from the same quarter a year ago. The quarterly comparative revenue decline reflects lower Gypsum Wallboard net sales prices and lower Gypsum Wallboard and Paperboard sales volumes. The average Gypsum Wallboard net sales price for this quarter was $85.68 per MSF, 1% less than the same quarter a year ago. Gypsum Wallboard sales volumes of 428 million square feet (MMSF) were down approximately 4% from the prior year’s fourth quarter. The average Paperboard net sales price this quarter was $501.00 per ton, 15% greater than the same quarter a year ago. Paperboard sales volumes for the quarter were 48,000 tons, 16% less than the same quarter a year ago.

Other Corporate Items

During the fourth quarter, Eagle determined that it will not move forward with its planned modernization of Nevada Cement. This decision was based on the adverse economic impact of new environmental regulations combined with the current challenging market conditions in Northern Nevada and Northern California. As a result of this decision, the Company’s fiscal 2011 financial results reflect a non-cash charge of approximately $8.9 million associated with the write-off of the deferred project costs. This charge is reported in Other Non-Operating Expense.

Included in our prior year fourth quarter was a gain on sale of land at one of Eagle’s wallboard facilities of $2.5 million (after-tax $0.04 per share). The gain on sale of land was reported in Other Operating Income in the prior year.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The Company is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Thursday, May 5, 2011. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Statement of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter and Fiscal Year)

(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(4)	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010

Revenues	$95,381	$97,386	$462,180	$467,905

Cost of Goods Sold	97,624	96,516	426,603	416,032

Gross (Loss) Profit	(2,243)	870	35,577	51,873

Equity in Earnings of Unconsolidated JV	6,365	5,881	24,233	24,157
Other Operating (Expense) Income	(244)	3,048	840	3,161

Operating Earnings	3,878	9,799	60,650	79,191

Corporate General and Administrative Expense	(4,607)	(3,572)	(16,667)	(15,886)
Other Non-Operating Expense	(10,701)	—	(10,701)	(2,548)

Earnings (Loss) before Interest and Income Taxes	(11,430)	6,227	33,282	60,757

Interest Expense, Net	(3,416)	(4,531)	(16,520)	(21,460)

Earnings (Loss) before Income Taxes	(14,846)	1,696	16,762	39,297

Income Tax Benefit (Expense)	4,041	228	(1,913)	(10,347)

Net (Loss) Earnings	$(10,805)	$1,924	$14,849	$28,950

EARNINGS (LOSS) PER SHARE
Basic	$(0.25)	$0.04	$0.34	$0.66

Diluted	$(0.25)	$0.04	$0.34	$0.66

AVERAGE SHARES OUTSTANDING
Basic	43,993,297	43,775,988	43,891,817	43,684,942

Diluted	43,993,297	44,052,749	44,251,276	44,038,401

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$50,657	$51,655	$204,560	$210,671
Gypsum Paperboard	14,155	15,497	67,153	53,795

	64,812	67,152	271,713	264,466

Cement (Wholly Owned)	21,134	22,702	146,786	158,588

Concrete and Aggregates	9,435	7,532	43,681	44,851

Total	$95,381	$97,386	$462,180	$467,905

Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$(2,719)	$(1,070)	$1,242	$1,383
Gypsum Paperboard	2,299	2,187	12,086	14,805

	(420)	1,117	13,328	16,188

Cement:
Wholly Owned	(1,694)	(390)	21,455	33,850
Joint Venture	6,365	5,881	24,233	24,157

	4,671	5,491	45,688	58,007

Concrete and Aggregates	(129)	143	794	1,835

Other, net**	(244)	3,048	840	3,161

Total Operating Earnings	$3,878	$9,799	$60,650	$79,191

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.
**	Fiscal fourth quarter and fiscal year ended 2010 includes approximately $2.5 million gain on sale of land.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010

Gypsum Wallboard (MMSF’s)	428	448	1,665	1,750

Cement (M Tons):
Wholly Owned	236	257	1,718	1,754
Joint Venture	209	184	823	713

	445	441	2,541	2,467
Paperboard (M Tons):
Internal	19	20	72	73
External	29	37	144	142

	48	57	216	215

Concrete (M Cubic Yards)	122	81	475	461

Aggregates (M Tons)	466	390	2,564	2,318

	Average Net Sales Price*
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010

Gypsum Wallboard (MSF)	$85.68	$86.30	$91.79	$92.10
Cement (Ton)	$82.32	$82.15	$80.83	$85.59
Paperboard (Ton)	$501.00	$436.88	$483.03	$417.28
Concrete (Cubic Yard)	$57.36	$64.83	$62.77	$67.23
Aggregates (Ton)	$5.40	$5.94	$5.61	$6.29

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010
Intersegment Revenues:
Cement	$536	$701	$4,086	$4,449
Paperboard	10,311	9,616	37,622	36,369
Concrete and Aggregates	95	99	555	771

	$10,942	$10,416	$42,263	$41,589

Cement Revenues:
Wholly Owned	$21,134	$22,702	$146,786	$158,588
Joint Venture	18,963	16,702	74,912	65,438

	$40,097	$39,404	$221,698	$224,026

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2011	2010
ASSETS
Current Assets –
Cash and Cash Equivalents	$1,874	$1,416
Accounts and Notes Receivable, net	43,855	49,721
Inventories	115,237	105,871
Federal Income Tax Receivable	9,088	—
Prepaid and Other Assets	4,572	4,266

Total Current Assets	174,626	161,274

Property, Plant and Equipment –	1,112,058	1,100,590
Less: Accumulated Depreciation	(512,228)	(468,121)

Property, Plant and Equipment, net	599,830	632,469

Investments in Joint Venture	33,661	33,928
Notes Receivable	5,326	10,586
Goodwill and Intangibles	151,539	152,175
Other Assets	17,828	23,344

	$982,810	$1,013,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$30,339	$27,840
Accrued Liabilities	40,011	44,044

Total Current Liabilities	70,350	71,884

Long-term Liabilities	37,807	67,946
Bank Credit Facility	2,000	3,000
Senior Notes	285,000	300,000
Deferred Income Taxes	128,089	119,299
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 44,447,428 and 43,830,794 Shares, respectively.	444	438
Capital in Excess of Par Value	24,859	14,723
Accumulated Other Comprehensive Losses	(2,893)	(3,518)
Retained Earnings	437,154	440,004

Total Stockholders’ Equity	459,564	451,647

	$982,810	$1,013,776